Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

________________________________________.
(Exact Name of Registrant as Specified in its Charter)

Warrantee Inc.

((Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (b)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock	457(o)	2,464,286	8.00	$19,714,288	.0000927	$1,827.52
Fees Previously Paid		--	--	--	--	--	--	--
		Total Offering Amounts				$19,714,288		--
		Total Fees Previously Paid						-0-
		Total Fee Offsets						-
		Net Fee Due						$1,827.52

(a)  In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.

(b)  The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.